EXHIBIT 21.1

Subsidiaries of Allegro Biodiesel Corporation

Name	Structure	Jurisdiction of Incorporation
Vanguard Synfuels, LLC	Limited Liability Company	Louisiana
Vanguard Biofuels, Inc.	Corporation	Louisiana